Exhibit 99.1

PRESS RELEASE

Tom Hale and Larry Kutscher Join ReachLocal Board of Directors

James Geiger Appointed Chairman of the Board; David Carlick and Robert Dykes Retire

WOODLAND HILLS, Calif. — December 11, 2014 – ReachLocal Inc. (NASDAQ:RLOC), a leader in powering online marketing for local businesses, announced today that the company’s Board of Directors has elected James Geiger as its Chairman and appointed two new members: Tom Hale, Chief Product Officer of HomeAway.com and Larry Kutscher, Chief Executive Officer of TravelClick. The appointments are effective immediately.

“Tom Hale and Larry Kutscher each bring exceptional experience, insight and leadership to our Board,” said Sharon Rowlands, ReachLocal CEO. “Tom’s expertise in strategy, marketing, and product development, particularly in SaaS products, will benefit ReachLocal as we execute new product strategies. Larry’s extensive experience building online technology and service businesses makes him uniquely qualified to help guide ReachLocal as we continue on our path toward long-term growth and profitability.”

“ReachLocal is at an exciting juncture in the local online marketing industry and in its own growth trajectory – a phase in which it has the potential to change the way local businesses everywhere conduct marketing,” said Tom Hale. “I’m looking forward to the opportunity to make a difference for local businesses and to work with the talented group of leaders at ReachLocal.”

“ReachLocal has the experience, know-how and vision to take online marketing for local businesses to an entirely new level,” said Larry Kutscher. “I’m excited to be part of the team that is developing and executing the strategy to drive that transformation.”

Geiger Appointment Follows Carlick Retirement, Dykes to Retire from Board

James Geiger, ReachLocal’s newly appointed Chairman of the Board, has been a member of the Board of Directors since 2007, and has served on its compensation, audit, nominating and corporate governance committees. His appointment follows David Carlick’s retirement as Chairman.

Its longest serving member, Mr. Carlick had been on ReachLocal’s board since 2004 and had served as its Chairman since April 2012. In addition to Mr. Carlick’s retirement, ReachLocal also announced that Robert Dykes will step down from its Board. Mr. Dykes had been a ReachLocal director since 2008.

“It has been a pleasure and an honor to work with such respected leaders,” said Rowlands. “Both David Carlick and Bob Dykes have been great stewards of our business. I especially want to thank David for his unwavering support of the business as interim CEO prior to my appointment.”

About Tom Hale

Mr. Hale is currently the Chief Product Officer of HomeAway.com. He previously spent two years as the Chief Product Officer of Linden Lab. Before that, Mr. Hale was an entrepreneur-in-residence at Redpoint Ventures focused on social networking and virtual goods marketplaces. He was also Senior Vice President and General Manager of the Knowledge Worker business unit of Adobe and Senior Vice President and General Manager of the communications, publishing and training division at Macromedia. Mr. Hale currently serves on the board of directors of IntraLinks Holdings. He holds a Bachelor of Arts in History and Literature from Harvard University.

About Larry Kutscher

Larry Kutscher is currently Chief Executive Officer of TravelClick. For four years prior to that, Mr. Kutscher served as the Chief Executive Officer of Register.com. Before that, Mr. Kutscher served as Senior Vice President and General Manager of the Small Business Group at Dun & Bradstreet. Prior to Dun & Bradstreet, Mr. Kutscher held senior positions at Goldman Sachs and American Express. Mr. Kutscher holds an A.B. in Political Science from Brown University and a Masters in Business Administration from Columbia Business School.

About ReachLocal, Inc.

ReachLocal, Inc. (NASDAQ: RLOC) helps local businesses grow and operate their business better with leading technology and expert service for our clients' lead generation and conversion. ReachLocal is headquartered in Woodland Hills, Calif. and operates in four regions: Asia-Pacific, Europe, Latin America and North America.

Media Contact: Amber Seikaly Vice President, Corporate Communications (214) 294-0242 amber.seikaly@reachlocal.com	Investor Relations: Alex Wellins The Blueshirt Group (415) 217-5861 alex@blueshirtgroup.com